UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): October 10, 2008

CONSTAR INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-16496

DE	13-1889304
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Crown Way

Philadelphia, PA 19154-4599

(Address of Principal Executive Offices, Including Zip Code)

215.552.3700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 2.05	Costs Associated with Exit or Disposal Activities

On October 10, 2008, Constar International Inc. (the “Company”) executed a new four-year cold fill supply agreement (the “New Agreement”) with Pepsi-Cola Advertising and Marketing, Inc (“Pepsi.”) Under the terms of the New Agreement, effective January 1, 2009, the Company expects that there will be an approximately 24% reduction in cold fill volume as compared to 2008 with a mix shift towards fewer bottles and more preforms, but on improved economic terms. The New Agreement provides the Company the exclusive right to supply, with certain exceptions, 100% of the volume required at specified Pepsi filling locations. The term of the New Agreement may be extended for a fifth year at Pepsi’s option.

In conjunction with the signing of the New Agreement, on October 10, 2008 a committee of the Company’s Board of Directors approved a plan of restructuring to reduce the Company’s manufacturing overhead cost structure that will involve the closure of a U.S. manufacturing facility and reduced operations in four other U.S. manufacturing facilities. The majority of the restructuring actions are expected to be completed by December 31, 2008. In connection with the restructuring the Company expects to incur one-time severance costs of approximately $0.9 million, the majority of which will be paid in the fourth quarter of 2008 and the remainder in 2009. In addition, the Company expects to incur capital expenditures related to these restructuring activities of approximately $2.5 million which will be principally incurred in the fourth quarter of 2008. The Company is currently in the process of estimating the charges that will result from this restructuring plan for facility exit costs as well as related non-cash charges for the acceleration of depreciation for certain of the Company’s long-lived assets. In addition, the Company is reviewing the potential impact of this restructuring on the carrying value of its long-lived and intangible assets which may result in additional non-cash impairment charges.

The estimated annual cash savings as a result of reducing manufacturing overhead, including the savings from the previously disclosed closure of the Company’s Houston Texas facility, is expected to be approximately $28-32 million beginning in 2009. Based upon the Company’s current estimates, the Company believes that the impact of the New Agreement, when combined with the annual cash overhead savings from the restructuring plan, will result in higher cash flows from operating activities, net of investing activities as compared to those realized from the Pepsi cold fill business in 2008.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this report consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this report or the actual results of operations or financial condition of the Company to differ include the Company’s relationship with its customers and suppliers; whether expected future volumes under the Pepsi contract are realized; whether the future product mix under such contract is consistent with the Company’s expectations; whether the Company achieves expected savings under the restructuring plan; whether the costs of the restructuring plan are in line with expectations; and the impact of the foregoing factors on the Company’s financial position. Other important factors are discussed under the caption “Risk Factors” in the Company’s Form 10-K Annual Report for the year ended December 31, 2007 and in subsequent filings with the Securities and Exchange Commission made prior to, on or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CONSTAR INTERNATIONAL INC.

Date: October 16, 2008	By:	/s/ Walter S. Sobon
Walter S. Sobon
Executive Vice President and Chief Financial Officer